                                                                    Exhibit 10.2


                        INTERCOMPANY SERVICES AGREEMENT


     This Intercompany Services Agreement (this "Agreement") is being entered into as of the ___ day of June, 1999 and is entered into by and between Florists' Transworld Delivery, Inc., a Michigan corporation ("FTDI"), and ftd.com inc., a Delaware corporation ("ftd.com").


                                   RECITALS

     A. Historically, FTDI was engaged directly in, among other things, the business of offering consumers the opportunity to place floral and specialty gift orders directly with FTDI through its toll free telephone number (1-800-SEND-FTD) and its Web site (www.ftd.com) (the "Direct Access Business").

     B. Recently, FTDI formed ftd.com as a subsidiary of FTDI and, pursuant to the Formation Agreement, dated as of May 19, 1999, between FTDI and ftd.com (the "Formation Agreement"), transferred substantially all of FTDI's assets, rights and interests relating to the Direct Access Business to ftd.com.

     C. In connection with the Direct Access Business, ftd.com desires to obtain various corporate, administrative and other services ("Services") from FTDI, and FTDI desires to provide such Services to ftd.com.


THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Section 1.     Services.

     FTDI or, at its option, its subsidiaries (other than ftd.com and its subsidiaries) will, if requested by ftd.com, render to ftd.com the following Services in accordance with the terms of this Agreement:

     (a) Corporate Services. FTDI will provide, directly or through its subsidiaries, the services described in Exhibit A hereto, at the cost specified and on the other terms and conditions set forth in Exhibit A.

     (b) Space Sharing. FTDI will, if requested by ftd.com, make the office space set forth in Exhibit B available to ftd.com at the cost specified and on the other terms and conditions set forth in Exhibit B.

     (c) In the event that ftd.com requests services that exceed the scope or extent of the Services provided for herein, and if FTDI agrees to provide such services, FTDI and ftd.com will negotiate in good faith the terms and conditions, including price, under which FTDI will provide such Services; provided, however, that the terms and conditions, including price, upon which FTDI will provide those Services to ftd.com shall be no less favorable to ftd.com than the terms and conditions, including price, upon which FTDI provides comparable services to unaffiliated third parties.

Section 2.     Compensation.

     ftd.com will pay to FTDI when due a fee for each of the Services equal to the amount described in the appropriate Exhibit hereto relating to such Service, provided that in the event ftd.com terminates any Service in accordance with
Section 3 hereof, the fee for such Service shall cease to accrue on and after the effective date of such termination. Late payments shall accrue interest at a rate equal to FTDI's average cost of borrowings at the end of FTDI's most recent fiscal quarter plus 200 basis points.

Section 3.     Term.

     (a) The term of this Agreement shall begin on June 1, 1999 (the "Effective Date") and shall continue for an indefinite period in full force and effect until it is terminated in accordance with this Section 3.

     (b) FTDI will have the right (but not the obligation) to terminate this Agreement and the rights granted to ftd.com hereunder:

          (i) if ftd.com is in material breach of any of its obligations hereunder, which breach is not cured within 20 days of receipt of written notice from FTDI of such breach;

          (ii) if ftd.com is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 90 days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 90 days of filing;

          (iii)  if ftd.com involuntarily dissolves or is dissolved;

          (iv) if ftd.com is judicially adjudicated insolvent or generally is unable to pay its debts as they mature or makes an assignment for the benefit of its creditors;

          (v) upon 180 days written notice to ftd.com, following the occurrence of a distribution of the voting securities of ftd.com pursuant to a dividend intended to be on a tax-free basis under the Internal Revenue Code of 1986, as amended from time to time; or

          (vi) upon 180 days written notice to ftd.com, in the event FTDI, FTD Corporation, a Delaware corporation ("FTDC"), or any subsidiary or parent of either FTDI or FTDC ceases to own any of the stock of ftd.com.

     (c) ftd.com will have the right (but not the obligation) to terminate this Agreement and the rights granted to FTDI:

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

          (i) if FTDI is in material breach of any of its obligations hereunder, which breach is not cured within 20 days of receipt of written notice from ftd.com of such breach;

          (ii) if FTDI is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 90 days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 90 days of filing;

          (ii) if FTDI involuntarily dissolves or is dissolved;

          (iv) if FTDI is judicially adjudicated insolvent or generally is unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; or

          (v)  upon 180 days written notice to FTDI.

     (d) FTDI will have the right (but not the obligation) to terminate this Agreement and the rights granted to ftd.com hereunder, upon 90 days written notice to ftd.com, following the acquisition of the beneficial ownership of at least 20% (the "Threshold") of the voting power represented by the voting securities of ftd.com, any successor thereto or any Permitted Assignee (as defined in Section 10(a) of this Agreement) by any person or "group" within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision thereof (a "group") other than FTDC, any affiliate of FTDC, FTDI or any affiliate of FTDI. For purposes of this Agreement, (i) the term "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Exchange Act or any successor provisions thereof, (ii) the term "voting securities" means the Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of ftd.com and any other securities issued by ftd.com having the power to vote generally in the election of directors of ftd.com and (iii) the term "affiliate" means a person directly or indirectly controlled by, controlling or under common control with another person. For purposes of this Section 3(d), an acquisition shall not include (A) the acquisition by a person of voting securities of ftd.com pursuant to an involuntary disposition by FTDI through foreclosure or similar event or
(B) the acquisition by a person of voting securities of ftd.com pursuant to a dividend intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Internal Revenue Code of 1986, as amended from time to time, but shall include a subsequent acquisition of voting securities pursuant to a disposition by the person that acquired the voting securities in such involuntary disposition or such Tax-Free Spin-Off. In the event any person acquires beneficial ownership of voting power in excess of the Threshold as a result of a transaction described in the immediately preceding sentence, the Threshold with respect to such person shall be adjusted to an amount equal to the percentage of beneficial ownership held by such person immediately following such transaction.

     (e) A party may exercise its right to terminate pursuant to this Section 3 by sending appropriate written notice to the other party. No exercise by a party of its rights under this Section 3 will limit its remedies by reason of the other party's default, the party's rights to exercise any other rights under this Section 3, or any of that party's other rights.

Section 4.     Records and Accounts.

     FTDI will maintain accurate books, records and accounts of all transactions relating to the Services performed by it pursuant to this Agreement. ftd.com may, at its own expense, examine and copy those books and records as provided in this Section 4. Such books, records and accounts will be maintained in a manner that allows ftd.com to separate these matters from those relating to FTDI's other operations. Such books, records and accounts will reflect such information as would normally be examined by an independent accountant in performing an audit pursuant to United States generally accepted auditing standards for the purpose of certifying financial statements, and to permit verification thereof by governmental agencies. ftd.com may make examinations pursuant hereto during FTDI's usual business hours, and at the place in the continental United States where FTDI regularly keeps these books and records. ftd.com will be required to notify FTDI at least two business days before the date of planned examination. If ftd.com's examination is not completed within two months from commencement, FTDI at any time may require ftd.com to terminate such examination on seven days' notice to ftd.com, provided that FTDI has cooperated with ftd.com in the examination of such books and records.

Section 5.     No Restrictions.

     Nothing in this Agreement shall limit or restrict the right of any of FTDI's directors, officers or employees or any of ftd.com's directors, officers or employees to engage directly or indirectly in the same or similar business activities or lines of business as FTDI or ftd.com, respectively, or limit or restrict the right of FTDI or ftd.com to engage in any other business or to render or obtain, as the case may be, services of any kind to or from, as the case may be, any corporation, firm, individual, trust or association.

Section 6.     Independent Contractors.

     FTDI and ftd.com are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between FTDI and ftd.com. Neither FTDI nor ftd.com shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent. When FTDI's employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of FTDI; and no person employed by FTDI and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of ftd.com or any customer of ftd.com for any purpose whatsoever.

Section 7.     Other Agreements.

     From time to time, ftd.com may find it necessary or desirable either to enter into agreements covering services of the type contemplated by this Agreement to be provided by parties other than FTDI or to enter into other agreements covering functions to be performed by

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FTDI hereunder. Nothing in this Agreement shall be deemed to limit in any way the right of ftd.com to acquire such services from others or to enter into such other agreements.

Section 8.     Confidentiality.

     FTDI and ftd.com each agree to hold in strict confidence, and to use reasonable efforts to cause each of their employees and representatives to hold in strict confidence, all confidential information concerning FTDI or ftd.com, as the case may be, furnished to or obtained by the other party in the course of performing the obligations provided for under this Agreement except to the extent that (a) such information has been in the public domain through no fault of FTDI or ftd.com, as the case may be, (b) disclosure or release is compelled by judicial or administrative process or (c) in the opinion of counsel to FTDI or ftd.com, as the case may be, disclosure or release is necessary pursuant to requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the securities laws of the United States or similar laws of other jurisdictions applicable to FTDI or ftd.com, as the case may be.

Section 9.     Dispute Resolution.

     (a) In the event that any party to this Agreement has any claim, right or cause of action against any other party to this Agreement, which the parties shall be unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, shall be determined by arbitration in accordance with the provisions of this Section 9.

     (b) The party or parties requesting arbitration shall serve upon the other or others a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 30 days after receipt of such written demand and nomination, the other party or parties shall, in writing, nominate a competent disinterested person, and the two (2) arbitrators so designated shall, within 15 days thereafter, select a third arbitrator. The three (3) arbitrators shall give immediate written notice of such selection to the parties and shall fix in said notice a time and place of the meeting of the arbitrators which shall be as soon as conveniently possible (but in no event later than 30 days after the appointment of the third arbitrator), at which time and place the parties to the controversy shall appear and be heard with respect to the right, claim or cause of action.

     (c) In case the notified party or parties shall fail to make a selection upon notice within the time period specified, the party asserting such claim shall appoint an arbitrator on behalf of the notified party. In the event that the first two (2) arbitrators selected shall fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of any United States court of record having jurisdiction in the State of Illinois.

     (d) Each party shall present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and shall also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators shall adopt as their determination with respect to such claim, right or cause of action, within 45 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), one of the recommendations submitted by the parties to the dispute and shall grant no other relief or remedy. The decision of said arbitrators, absent fraud, duress or manifest error, shall be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction.

     (e) The expense and cost of such arbitration shall be borne by the party or parties whose recommendation was not adopted by the arbitrators. Each party shall pay the fees and expenses of its own counsel.

     (f) Notwithstanding any other provisions of this Section 9, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action shall have no obligations under this Section 9 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 9 shall limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

Section 10.    Miscellaneous.

     (a) Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the immediately preceding sentence, any party may assign this Agreement or all, but not less than all, of its rights and obligations hereunder to any entity controlled by it or to any entity that acquires it by purchase of stock or by merger or otherwise, or by obtaining all or substantially all of its assets (a "Permitted Assignee"), provided that any such Permitted Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of the assignor under this Agreement; provided, however, the provisions of this Section 10(a) shall in no way modify the provisions of Section 3(d).

     (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each party shall comply in all respects with all laws and regulations applicable to its activities under this Agreement.

     (c) Notwithstanding the provisions of Section 9, each party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Illinois, DuPage County, or (b) the United States District Court for the Northern District of Illinois, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of FTDI and ftd.com agrees to commence any such action, suit or proceeding either in the United States District Court for the Northern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Illinois, DuPage County. Each of FTDI and ftd.com further agrees that service of any process, summons, notice or documents by U.S. registered mail to such party's respective address set forth below shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 10(c). Each of FTDI and ftd.com irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the courts of the State of Illinois, DuPage County, or (ii) the United States District Court for the Northern District of Illinois, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (d) If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

     (e) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)   if to ftd.com,

                ftd.com inc.
                3113 Woodcreek Drive
                Downers Grove, IL  60515
                Attention:  President

          (ii)  if to FTDI,

                Florists' Transworld Delivery, Inc.
                3113 Woodcreek Drive
                Downers Grove, IL  60515
                Attention:  President

     (f) The provisions of Sections 8, 9 and 10 hereof shall survive any termination of this Agreement.

     (g) No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

     (h) This Agreement, along with the Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

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     (i)  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

     (j) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that as long as (1) FTDC beneficially owns 25% or more of the voting power represented by the voting securities of ftd.com, and no other Person directly or beneficially owns a greater percentage of such voting power, or (2) directors, officers or affiliates of FTDC or its subsidiaries constitute a majority of the members of ftd.com's board of directors, no amendment of this Agreement will be valid unless it has been approved by at least a majority of the members of ftd.com's board of directors, which majority must include at least one-half of the members of ftd.com's board of directors who are "independent" directors pursuant to the applicable rules of Nasdaq or any national stock exchange on which ftd.com's equity securities are then traded or listed.

     (k) This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

     (l) The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.


           [The remainder of this page intentionally is left blank.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                           ftd.com inc.


                                           By:----------------------
                                           Name:
                                           Title:



                                           Florists' Transworld Delivery, Inc.


                                           By:----------------------
                                           Name:
                                           Title:

                                       9
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                                   EXHIBIT A

                              CORPORATE SERVICES

     At the request of ftd.com, FTDI will provide, by itself or through its subsidiaries, the services described below:

     (a) Scope of Services. FTDI will provide ftd.com with all services currently provided by FTDI and its subsidiaries to ftd.com (except to the extent the rights and obligations related to such Services are transferred to ftd.com pursuant to the Formation Agreement), including, without limitation, technical, human resources, finance, accounting, administrative and legal services, as well as services required by ftd.com by virtue of its status as a registrant under the federal securities laws.

     (b)  Description of Services.

          (i) Technical Services. FTDI will provide ftd.com with access to and support for all FTDI computer and software systems required to conduct the Direct Access Business, including, among other things, internal systems, telecommunications and hardware and software support.

          (ii) Human Resources Services. FTDI will, among other things, recruit for and oversee ftd.com's support staff, assist ftd.com in its implementation of employment policies and procedures, ensure the compliance of all ftd.com personnel with all ftd.com employment policies and implement and administer ftd.com's employee benefits programs such as ftd.com's medical, dental and life insurance benefit programs.

          FTDI also will provide each ftd.com employee with fully functional workstations, including cubes/offices, desks, file cabinets, phones and personal computers. FTDI will repair, maintain, support and replace these items as needed.

          (iii) Finance Services. FTDI will, among other things, (A) collect, analyze and report all capital assets transactions and capital and expense budget information; (B) respond to all financial information requirements of ftd.com, (C) manage all banking activities of ftd.com, including cash receipts and ftd.com borrowings and (D) assist in the preparing and filing of all reports that ftd.com must file by virtue of its status as a registrant under the federal securities laws.

          (iv) Accounting Services. FTDI will, among other things, collect, analyze and report all employee time entry, revenue-generating transactions, disbursement and expense transactions, payroll activity, benefits information, accounts payable and accounts receivable.

          (v) Administrative Services. FTDI will, among other things, provide general oversight of ftd.com's offices and personnel and will maintain working relationships with all of ftd.com's benefit carriers.

          (vi) Legal Services. FTDI will, among other things, provide ftd.com with legal advice and counsel on general corporate and employment matters.

     (c) Quality of Services. FTDI will provide the above services at a quality level that is at least equal to the quality of services being performed by FTDI in respect of the Direct Access Business prior to the Effective Date.

     (d) Price of Services. For each of the services listed above, ftd.com will pay FTDI an amount equal to (i) the cost of such service that is attributable to ftd.com's usage, including employee salaries and benefits, plus (ii) a general and administrative charge of 5%. In addition, ftd.com will pay FTDI $600 per month for each ftd.com employee for which FTDI provides benefits that include, among other things, medical, dental and/or life insurance. All costs provided for in this subsection (d) will be re-evaluated by FTDI quarterly based on a rolling 12 months of actual FTDI expenses. FTDI will invoice ftd.com for such costs within [15] days of the end of each month for services rendered in such month and ftd.com will pay such invoice within 30 days of receipt.

     (e) Access to Services. FTDI will provide ftd.com with access, as needed, to the Mercury Network at the same prices FTDI charges the members of FTD Association, a Michigan nonprofit corporation ("FTD Association"). FTDI also will provide ftd.com with access to the FTD Clearinghouse for a fee that, so long as ftd.com is receiving the ftd.com Commission (as such term is defined in that certain Commission Agreement, dated as of June ___, 1999, between FTDI and ftd.com), shall be equal to 7% of the sales price of the order cleared through the FTD Clearinghouse (the "FTD Clearinghouse Fee"). Additionally, FTDI will provide ftd.com with access to its Retrans Service and Cash-Flo Credit Card Program at the same prices as FTDI charges the members of FTD Association; provided, however, ftd.com will not be required to become a member of FTD Association to receive such access. FTDI will invoice ftd.com for the costs identified in this subsection (e) in accordance with the same procedures its uses to invoice the members of FTD Association for such costs.

                                   EXHIBIT B


                                 SPACE SHARING

     (a) License to Use Space. During the term of this Agreement, if requested by ftd.com, FTDI will permit ftd.com to use approximately 5,360 square feet of FTDI's (or any of its subsidiaries') facility, which includes 120,000 square feet of total usable space (the "FTDI Facility"), for general corporate purposes, subject to the terms and conditions set forth in this Agreement. The space to be used by ftd.com will be as mutually agreed by the parties from time to time. ftd.com's right to use a portion of FTDI's Facility will terminate on the earlier of (i) 90 days after ftd.com notifies FTDI that ftd.com no longer desires to use any portion of the FTDI Facility, (ii) 90 days after FTDI notifies ftd.com that ftd.com may no longer use any portion of the FTDI Facility, or (iii) the termination date of this Agreement. ftd.com will vacate the FTDI Facility on the termination of ftd.com's right to use the FTDI Facility in either of the manners listed above.

     (b) Consideration. So long as ftd.com uses any portion of the FTDI Facility, ftd.com will pay to FTDI on the first day of each calendar month an amount equal to $14.25 per square foot per year, which amount the parties agree is the prevailing market rate per square foot for similar offices (taking all relevant factors into account, including location, age of facility and facility amenities). Payments for any partial calendar month shall be prorated on a per diem basis.

     (c) Operating Expenses. ftd.com will pay to FTDI monthly as additional consideration ftd.com's proportionate share, based on the aggregate square footage occupied by ftd.com during the relevant period compared to the aggregate square footage occupied by FTDI and its subsidiaries (including ftd.com and its subsidiaries) during the relevant period of (i) insurance premiums for the FTDI Facility in which ftd.com occupies space and incurred by FTDI and (ii) Operating Expenses (as defined below) and taxes for the FTDI Facility in which ftd.com occupies space and incurred by FTDI, plus a general and administrative charge of 5%. All premiums, costs and Operating Expenses will be re-evaluated by FTDI quarterly based on a rolling 12 months of actual FTDI premiums, costs and Operating Expenses. The term "Operating Expenses" includes all expenses incurred by FTDI with respect to the maintenance and operation of the FTDI Facility in which ftd.com occupies space. These items include, but are not limited to: snow removal, landscaping, window washing (interior and exterior), exterminating services, rubbish removal, parking lot maintenance (periodic resealing and restripping), electricity, water and sewer charges, managing agent fees, which will not exceed those customarily charged in the market for similar type properties, and other general facility repairs and maintenance charges.

                                      B-1